                                                                    EXHIBIT 99.2
METRO INFORMATION SERVICES FINANCIAL DATA
-----------------------------------------

METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)

                                                     Three months                       Nine months
                                                 ended September 30,                ended September 30,
                                         ---------------------------------  -----------------------------------
                                               2001              2000              2001              2000
                                         --------------    ---------------  ----------------  -----------------
Revenue                                  $   62,045,552    $    77,879,673  $    210,661,747  $     235,889,103
Cost of revenue                              44,771,008         54,265,344       152,201,650        166,999,469
                                         --------------    ---------------  ----------------  -----------------
Gross profit                                 17,274,544         23,614,329        58,460,097         68,889,634
                                         --------------    ---------------- ----------------  -----------------
Selling, general and administrative
expenses                                     13,352,903         17,270,771        47,295,565         51,147,822

Depreciation expense                            901,492            783,709         2,664,099          2,426,873
Amortization expense (Note 3)                 1,266,706          1,204,897         3,828,091          3,541,657
                                         --------------    ---------------  ----------------  -----------------
     Total operating expenses                15,521,101         19,259,377        53,787,755         57,116,352
Restructuring charge (Note 6)                    91,469           (329,721)          995,452            416,879
                                         --------------    ---------------  ----------------  -----------------
Operating income                              1,661,974          4,684,673         3,676,890         11,356,403
                                         --------------    ---------------  ----------------  -----------------
Interest income                                   4,746              7,063            32,411             87,947
Interest expense (Note 4)                    (1,072,652)        (2,381,898)       (3,707,851)        (5,234,031)
                                         --------------    ---------------  ----------------  -----------------
     Net interest expense                    (1,067,906)        (2,374,835)       (3,675,440)        (5,146,084)
                                         --------------    ---------------  ----------------  -----------------
Other income (Note 6)                           200,000                  -         1,200,000                  -
                                         --------------    ---------------  ----------------  -----------------
Income before income taxes                      794,068          2,309,838         1,201,450          6,210,319

Income taxes                                    502,105          1,131,821           908,871          2,721,241
                                         --------------    ---------------  ----------------  -----------------
Net income                               $      291,963    $     1,178,017  $        292,579  $       3,489,078
                                         ==============    ===============  ================  =================
Net income per share (Note 5):
     Basic                               $         0.02    $          0.08  $           0.02  $            0.23
                                         ==============    ===============  ================  =================
     Diluted                             $         0.02    $          0.08  $           0.02  $            0.23
                                         ==============    ===============  ================  =================
Weighted average number of shares of
common stock and potential dilutive
securities outstanding:

     Basic                                   15,338,485         15,123,255        15,278,394         15,077,304
                                         ==============    ===============  ================  =================
     Diluted                                 15,340,405         15,123,281        15,282,981         15,084,378
                                         ==============    ===============  ================  =================

See accompanying notes to consolidated financial statements.

METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

                                                                          September 30,     December 31,
                                                                               2001             2000
                                                                          ------------------------------
Assets                                                                     (Unaudited)
------
Current assets:
     Cash and cash equivalents                                            $      83,930    $     603,699
     Accounts receivable, net                                                44,234,874       54,923,035
     Prepaid expenses                                                         1,656,592        2,378,173
     Other current assets, net (Note 2)                                         278,537        1,044,095
     Deferred income taxes                                                    2,153,365        2,193,480
                                                                          ------------------------------
        Total current assets                                                 48,407,298       61,142,482
Property and equipment, net                                                  10,823,859       11,889,307
Goodwill and other intangibles, net (Note 3)                                112,144,853      115,972,945
Other assets                                                                    233,978          275,091
                                                                          ------------------------------
        Total assets                                                      $ 171,609,988    $ 189,279,825
                                                                          ==============================

Liabilities and Shareholders' Equity
------------------------------------
Current liabilities:
     Accounts payable                                                     $   4,059,221    $   4,029,196
     Accrued compensation and benefits                                       11,881,973       14,466,277
                                                                          ------------------------------
        Total current liabilities                                            15,941,194       18,495,473
Line of credit facilities (Note 4)                                           66,752,108       83,443,021
Other long-term liabilities (Note 7)                                          2,326,152                -
Deferred income taxes                                                         2,960,275        2,404,451
                                                                          ------------------------------
        Total liabilities                                                    87,979,729      104,342,945
                                                                          ------------------------------
Shareholders' equity:
        Preferred stock, $0.01 par value; authorized
          1,000,000 shares; none issued and outstanding                               -                -
        Common stock, $0.01 par value; authorized
          50,000,000 shares; issued and outstanding
          15,222,712 shares at December 31, 2000,
          15,404,472 shares at September 30, 2001                               154,045          152,227
        Paid in capital                                                      41,720,731       40,995,597
        Retained earnings                                                    44,081,635       43,789,056
        Accumulated other comprehensive loss (Note 7)                        (2,326,152)               -
                                                                          ------------------------------
           Total shareholders' equity                                        83,630,259       84,936,880
                                                                          ------------------------------
              Total liabilities and shareholders' equity                  $ 171,609,988    $ 189,279,825
                                                                          ==============================

See accompanying notes to consolidated financial statements.

METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)


                                                                            Nine Months
                                                                        Ended September 30,
                                                                  --------------------------------
                                                                      2001               2000
                                                                  -------------      -------------
Cash flows from operating activities:
  Net income                                                      $     292,579      $   3,489,078
  Adjustments to reconcile net income to net
     cash provided by operating activities:
    Depreciation and amortization - cost of revenue                      49,442             34,090
    Depreciation and amortization - operating expenses                6,492,190          5,968,530
    Net loss on sale of property and equipment                           21,083            389,204
    Net gain on sale of offices                                      (1,200,000)                --
    Deferred income taxes                                               595,939           (555,049)
    Provision for doubtful accounts                                     160,643          2,014,828
    Changes in operating assets and liabilities increasing
        (decreasing) cash, net of the effects of acquisitions:
            Accounts receivable                                      10,527,518         (6,188,473)
            Prepaid expenses                                            721,581          1,112,589
            Other current assets, net                                   765,558         (1,760,917)
            Other assets                                                 41,113             28,973
            Accounts payable                                             30,025          2,602,008
            Accrued compensation and benefits                        (2,584,304)         2,903,760
                                                                  -------------      -------------
              Net cash provided by operating activities              15,913,367         10,038,621
                                                                  -------------      -------------

Cash flows from investing activities:
  Acquisition of property and equipment                                (919,882)        (1,838,420)
  Acquisition of computer software                                     (764,345)          (549,587)
  Acquisition of businesses                                                  --         (9,389,165)
  Proceeds from sale of offices                                       1,200,000                 --
  Proceeds from sale of property and equipment                           15,052             28,535
                                                                  -------------      -------------
              Net cash used in investing activities                    (469,175)       (11,748,637)
                                                                  -------------      -------------

METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited) continued


                                                                                     Nine Months
                                                                                 Ended September 30,
                                                                              -------------------------
                                                                                  2001          2000
                                                                              -----------   -----------
Cash flows from financing activities:
  Net repayments under line of credit                                        $(16,690,913)  $(4,121,116)
  Proceeds from issuance of shares to Employee Stock Purchase Plan                726,952     1,133,642
  Proceeds from issuance of shares to Employee Incentive Stock Option Plan             --       283,401
                                                                             ------------   -----------
                Net cash used in financing activities                         (15,963,961)   (2,704,073)
                                                                             ------------   -----------
Net decrease in cash and cash equivalents                                        (519,769)   (4,414,089)

Cash and cash equivalents at beginning of period                                  603,699     4,612,538
                                                                             ------------   -----------

Cash and cash equivalents at end of period                                   $     83,930   $   198,449
                                                                             ============   ===========

Supplemental disclosure of cash flow information:
  Cash paid for interest                                                     $  3,715,111   $ 4,117,839
                                                                             ============   ===========
  Cash paid for income taxes                                                 $  1,279,709   $ 2,604,433
                                                                             ============   ===========

See accompanying notes to consolidated financial statements.

METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (unaudited)

1.       Basis of Presentation

         The information presented as of September 30, 2001 and for the three-month and nine-month periods ended September 30, 2000 and 2001, is unaudited, but, in the opinion of the management of Metro Information Services, Inc. (together with its subsidiaries, the "Company" or "Metro"), the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the Company's financial position as of September 30, 2001, the results of its operations for the three-month and nine-month periods ended September 30, 2000 and 2001 and its cash flows for the nine-month periods ended September 30, 2000 and 2001. The consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2000, which were included as part of the Company's Annual Report on Form 10-K (File No. 000-22035). Certain 2000 amounts have been reclassified for comparability with the 2001 financial statement presentation.

         Results for the interim periods presented are not necessarily indicative of results that may be expected for the entire year.

2.       Other Current Assets

         The Tennessee Department of Revenue completed a tax audit during 2000. The audit resulted in the Company's receipt of a Notice of Assessment on September 29, 2000 that proposed the imposition of additional Tennessee sales and use taxes and related interest and penalty attributable to the performance by Company employees of services in the State of Tennessee, which the Department determined to be taxable as "computer software." In the Notice, the Department assessed sales and use tax of $2,357,147, which the Company paid in October 2000. Under Tennessee law, the ultimate consumer is responsible for paying the assessed sales and use tax. Accordingly, the Company has billed the assessed amount to its customers. A portion of this amount may be uncollectible and the Company has recorded a reserve. At December 31, 2000 and September 30, 2001, other current assets consist of the following:


                                                          December 31, 2000       September 30, 2001
                                                          -----------------       ------------------
Gross sales and use tax receivable..................         $1,630,381                  $561,219

Less allowance for doubtful accounts................            586,286                   407,175
                                                             ----------                  --------
Net sales and use tax receivable....................          1,044,095                   154,044

Other taxes receivable..............................                  -                   124,493
                                                             ----------                  --------

  Total other current assets........................         $1,044,095                  $278,537
                                                             ==========                  ========


3.    Goodwill and Other Intangible Assets

      Goodwill and other intangible assets represent the excess of cost over fair value of net tangible assets acquired through acquisitions and are amortized on a straight-line basis over their estimated useful lives, generally 30 years and 3 to 20 years, respectively. Management periodically assesses whether there has been a permanent impairment in the value of goodwill and other intangible assets. Impairment is determined by comparing anticipated undiscounted future cash flows to the carrying value of the related goodwill and other intangible assets. If such assets are considered impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

4.     Credit Facilities

       The Company maintains credit facilities of $125,000,000. The facilities are provided in equal amounts of $35,000,000 by three banks and $20,000,000 by a fourth bank. The outstanding balance on these facilities as of September 30, 2001 was $66,752,108. The facilities mature in June 2005 and may be extended each year for an additional year. Until June 2005, interest, but not principal, is payable monthly. The interest rates on the Company's facilities change from time to time. Two of the facilities allow the Company to select among prime rate and London Interbank Offered Rate (LIBOR) based interest rates while the other two have only LIBOR based interest rates. All of the facilities have interest rates that increase as the balance outstanding under the facilities increases. The Company has selected LIBOR based rates for the third quarter 2001, and the rates on such borrowings ranged from 4.3% to 6.5% on September 30, 2001. The facilities also contain fees, ranging from 0.125% to 0.380% annually, which are charged on the unused portion of the facilities. The facilities are collateralized by accounts receivable of the Company.

       The credit facilities contain several covenants, including one requiring the maintenance of a certain tangible net worth ratio, which limits the amount of dividends that can be paid. The covenants also impose limits on incurring other debt, limit the amount borrowed to a multiple of adjusted earnings before interest, taxes, depreciation and amortization and require a certain debt service coverage ratio to be maintained. Amounts advanced under the facilities can be used for acquisitions and general working capital purposes. Quarterly testing dates are required for these covenants. These covenants may prevent the Company from borrowing the full amount of the credit facilities or trigger a default under the credit facilities.

     As discussed in Note 8, the Company entered into a merger agreement with Keane, Inc. (AMEX: KEA). Prior to entering into the merger agreement, Metro was negotiating with its lenders regarding financial covenants under its credit facilities. Since entering into the merger agreement, Metro has suspended these negotiations. There can be no assurance that Metro would be able to resume and complete these negotiations with its lenders by December 31, 2001 if the merger with Keane were not to occur. If Metro were not able to renegotiate with its lenders prior to December 31, 2001, Metro would be in breach of the loan covenants under its credit facilities. In that event, the interest rate under these facilities would increase to two points above the prime rate and all amounts then outstanding would be immediately due and payable.

     The Maximum Funded Debt to EBITDA ratio under the Company's credit facilities is 4.0 to 1.0 through September 30, 2001. At September 30, 2001, the Company's Funded Debt to EBITDA ratio stood at 3.5 to 1.0. As earnings fall this ratio increases. On December 31, 2001 the Company's credit facilities requires Metro to reduce its Funded Debt to EBITDA ratio to 3.0 to 1.0 or less. As of September 30, 2001, approximately $7.8 million was available for additional borrowing without default.

     Effective April 2, 2001, the Company entered into a series of interest rate swaps with a notional amount of $50,000,000. The purpose of these swaps was to hedge the Company's exposure to variability in future cash flows by converting the variable interest rate on a portion of its outstanding credit facilities to a fixed interest rate. The fixed interest rate of the swaps is 5.35%. Interest rates for similar instruments were less than 5.35% on September 30, 2001. As a result, Metro recorded both a liability and an unrecognized loss in accumulated other comprehensive loss in shareholders' equity of $2,326,152, which represents the fair value of the swaps at September 30, 2001.


 5.    Earnings Per Share

         The following reconciles the numerators and denominators of the basic and diluted earnings per share computations of net income:

                                                                                 Shares
                                                           Net Income          Outstanding        Earnings
For the Three Months Ended September 30, 2000             (Numerator)         (Denominator)       Per Share
---------------------------------------------              ---------           -----------        ---------
Basic Earnings Per Share............................      $1,178,017            15,123,255        $    0.08
                                                          ==========                              =========
Effect of Dilutive Securities - Incentive
  Stock Options deemed outstanding..................                                    26
                                                                                ----------
Diluted Earnings Per Share..........................      $1,178,017            15,123,281        $    0.08
                                                          ==========            ==========        =========

                                                                                 Shares
                                                           Net Income          Outstanding        Earnings
For the Three Months Ended September 30, 2001             (Numerator)         (Denominator)       Per Share
---------------------------------------------              ---------           -----------        ---------
Basic Earnings Per Share............................      $  291,963            15,338,485        $    0.02
                                                          ==========                              =========
Effect of Dilutive Securities - Incentive
  Stock Options deemed outstanding..................                                 1,920
                                                                                ----------
Diluted Earnings Per Share..........................      $  291,963            15,340,405        $    0.02
                                                          ==========            ==========        =========

                                                                                 Shares
                                                           Net Income          Outstanding        Earnings
For the Nine Months Ended September 30, 2000              (Numerator)         (Denominator)       Per Share
--------------------------------------------              ----------           -----------        ---------
Basic Earnings Per Share............................      $3,489,078            15,077,304        $    0.23
                                                          ==========                              =========
Effect of Dilutive Securities - Incentive
  Stock Options deemed outstanding..................                                 7,074
                                                                                ----------
Diluted Earnings Per Share..........................      $3,489,078            15,084,378        $    0.23
                                                          ==========            ==========        =========

                                                                                 Shares
                                                           Net Income          Outstanding        Earnings
For the Nine Months Ended September 30, 2001              (Numerator)         (Denominator)       Per Share
--------------------------------------------              ----------           -----------        ---------
Basic Earnings Per Share............................      $  292,579            15,278,394        $    0.02
                                                          ==========                              =========
Effect of Dilutive Securities - Incentive
  Stock Options deemed outstanding..................                                 4,587
                                                                                ----------
Diluted Earnings Per Share..........................      $  292,579            15,282,981        $    0.02
                                                          ==========            ==========        =========


6.       Restructuring Liabilities

    On May 4, 2001, the Company's Executive Management approved a plan to reduce the work force at the Corporate office to bring corporate operating expenses more in line with the lower consultant count. The plan affected all Corporate Departments and Operations personnel attached to the Corporate Office. A second cost reduction plan was approved June 18, 2001. This exit plan involved three offices. The plan resulted in the sale of the St. Louis office and the combination of two offices with two other offices. The sale of the St. Louis office resulted in a $1,000,000 gain before tax during the three months ended June 30, 2001. The Company recorded a total restructuring charge of $904,000 ($488,160 or $0.03 per share net of tax benefit) during the three months ended June 30, 2001.

         In July 2001, management approved the closure and sale of the Seattle office. The plan resulted in an additional restructuring charge of $91,469 ($49,393, net of tax) and a $200,000 gain before tax during the three months ended September 30, 2001.

         Restructuring charges for the three plans totaled $995,452, ($537,544, net of tax), for the nine months ended September 30, 2001. The charge represents management's estimate of the ultimate obligations associated with executing the plans at the time the estimates were made. The restructuring charges for costs to exit certain facilities may change. The Company expects to complete all steps in the three restructuring plans by May 4, 2002, June 18, 2002 and July 2002, respectively.

     The following table shows the initial accruals made by the Company and the remaining liability as of September 30, 2001:


                                                           Costs incurred
                                                              through                               Balance as of
                                           Initial         September 30,         Revision to        September 30,
                                           Balance             2001               estimates             2001
                                        -------------     ----------------      -------------       -------------
Cost to exit certain facilities           $ 186,234         $  83,424              $    -             $ 102,810
Severance and termination related
accruals                                    809,218           795,686                   -                13,532
                                        -------------    -----------------      -------------       -------------
Total restructuring costs                 $ 995,452         $ 879,110              $    -             $ 116,342
                                        =============    =================      =============       =============


7.   Financial Instruments

     The fair value of interest rate swap agreements is estimated using quotes from Bank of America derivative brokers. The Company entered into the swap agreements to fix its interest rate on $50,000,000 of outstanding long-term debt. The fixed interest rate of the swaps is 5.35%. Interest rates for similar instruments were less than 5.35% on September 30, 2001. As a result, Metro recorded both a liability and an unrecognized loss in accumulated other comprehensive loss in shareholders' equity of $2,326,152, which represents the fair value of the swaps at September 30, 2001.

Term of swap agreements ................          April 2, 2001 - June 1, 2005

Notional amount.........................          $50,000,000

Fixed interest rate.....................                 5.35%

Fair value at September 30, 2001........          $(2,326,152)

Net unrecognized loss...................          $(2,326,152)


8.   Other Matters

     On August 20, 2001, Metro signed a definitive agreement with Keane, Inc. under which Keane intends to acquire Metro in a stock-for-stock merger transaction. On November 30, 2001, Metro's shareholders approved the merger and the merger was consummated.

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Shareholders
Metro Information Services, Inc.:

We have audited the accompanying consolidated balance sheets of Metro Information Services, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metro Information Services, Inc. and subsidiaries as of December 31, 1999 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                            /s/ KPMG LLP

Norfolk, Virginia
January 29, 2001

                METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                                                                                                 Year Ended December 31,
                                                                                ----------------------------------------------------
                                                                                     1998               1999               2000
                                                                                --------------     --------------     --------------
Revenue ......................................................................    $ 213,891,637     $ 314,646,091     $ 313,590,997
Cost of revenue ..............................................................      148,321,681       222,681,353       221,565,996
                                                                                  -------------     -------------     -------------

Gross profit .................................................................       65,569,956        91,964,738        92,025,001
                                                                                   ------------     -------------     -------------

Selling, general and administrative expenses..................................       40,349,100        58,140,040        67,385,432

Depreciation expense .........................................................        1,636,678         2,606,003         3,259,940

Amortization expense .........................................................          213,851         2,977,605         4,821,769

Restructuring charge (Note 13) ...............................................               --                --           403,004
                                                                                  -------------     -------------     -------------
   Total operating expenses ..................................................       42,199,629        63,723,648        75,870,145
                                                                                  -------------     -------------     -------------
Operating income .............................................................       23,370,327        28,241,090        16,154,856
                                                                                  -------------     -------------     -------------

Interest income ..............................................................          837,557           143,478            93,987

Interest expense .............................................................          (56,991)       (3,018,355)       (6,811,897)
                                                                                  -------------     -------------     -------------
   Net interest income (expense) .............................................          780,566        (2,874,877)       (6,717,910)
                                                                                  -------------     -------------     -------------
Income before income taxes ...................................................       24,150,893        25,366,213         9,436,946

Income taxes (Note 7) ........................................................        9,533,849        10,222,585         4,302,289
                                                                                  -------------     -------------     -------------
Net income ...................................................................    $  14,617,044     $   5,143,628     $   5,134,657
                                                                                  =============     =============     =============
   Net income per share - basic (Note 8) .....................................    $        0.98     $        1.01     $        0.34
                                                                                  =============     =============     =============
   Net income per share - diluted (Note 8) ...................................    $        0.97     $        1.01     $        0.34
                                                                                  =============     =============     =============


Weighted average number of shares of common stock and potential dilutive securities outstanding (Note 8):

   Basic .....................................................................       14,845,465        14,928,870        15,101,423
   Diluted ...................................................................       15,001,176        14,985,934        15,144,529

           See accompanying notes to consolidated financial statements.

                METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                         December 31,
                                                                             -----------------------------------
                                                                                 1999                2000
                                                                             ---------------      --------------
Assets:
Current assets:
 Cash and cash equivalents................................................   $     4,612,538      $      603,699
 Accounts receivable, net (Notes 2 and 6).................................        59,720,500          54,923,035
 Prepaid expenses.........................................................         4,442,488           2,378,173
 Other current assets less allowance for uncollectible sales tax
       of $586,286 at December 31, 2000 (Note 3)..........................                --           1,044,095
 Deferred income taxes (Note 7)...........................................         1,287,699           2,193,480
                                                                             ---------------      --------------
       Total current assets...............................................        70,063,225          61,142,482
Property and equipment, net (Note 5)......................................        12,412,632          11,889,307
Goodwill and other intangibles, net (Note 4)..............................       107,395,150         115,972,945
Other assets..............................................................           307,843             275,091
                                                                             ---------------      --------------
Total assets..............................................................   $   190,178,850      $  189,279,825
                                                                             ===============      ==============

Liabilities and Shareholders' Equity:
Current liabilities:
  Accounts payable........................................................   $     4,202,391      $    4,029,196
  Earnouts payable........................................................         8,750,000                  --
  Accrued compensation and benefits (Note 11).............................        15,063,453          14,466,277
                                                                             ---------------      --------------
       Total current liabilities..........................................        28,015,844          18,495,473
Line of credit facilities (Note 6)........................................        82,467,071          83,443,021
Deferred income taxes (Note 7)............................................         1,555,131           2,404,451
                                                                             ---------------      --------------
       Total liabilities..................................................       112,038,046         104,342,945
                                                                             ---------------      --------------
Shareholders' equity:
  Preferred stock, $0.01 par
       value; authorized 1,000,000 shares; none
       issued and outstanding (Note 12)...................................               --                  --

  Common stock, $0.01 par value, authorized
       50,000,000 shares; issued and outstanding
       15,021,552 shares at December 31, 1999 and
       15,222,712 shares at December 31, 2000
       (Notes 9 and 12)...................................................           150,216             152,227
  Paid in capital.........................................................        39,336,189          40,995,597
  Retained earnings.......................................................        38,654,399          43,789,056
                                                                             ---------------      --------------
       Total shareholders' equity.........................................        78,140,804          84,936,880
                                                                             ---------------      --------------
Commitments and contingencies (Note 11)
Total liabilities and shareholders' equity................................   $   190,178,850      $  189,279,825
                                                                             ===============      ==============

          See accompanying notes to consolidated financial statements.

                METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Shareholders' Equity


                                                                  Shareholders' Equity
                                          ---------------------------------------------------------------------------
                                                Common Stock
                                          ------------------------        Paid in         Retained
                                            Shares         Amount         Capital         Earnings          Total
                                          ----------      --------      -----------      -----------      -----------

Balance as of December 31, 1997 ....      14,819,984      $148,200      $36,085,946      $ 8,893,727      $45,127,873
Net proceeds from issuance of shares
of common stock under Employee Stock
Purchase Plan ......................          53,106           531        1,322,525             --          1,323,056
Net proceeds from issuance of shares
of common stock under Employee
Incentive Stock Option Plan ........          11,070           111          177,009             --            177,120
Net income for 1998 ................            --            --               --         14,617,044       14,617,044
                                          ----------      --------      -----------      -----------      -----------
Balance as of December 31, 1998 ....      14,884,160       148,842       37,585,480       23,510,771       61,245,093
Net proceeds from issuance of shares
of common stock under Employee Stock
Purchase Plan ......................         128,102         1,281        1,601,862             --          1,603,143
Net proceeds from issuance of shares
of common stock under Employee
Incentive Stock Option Plan ........           9,290            93          148,847             --            148,940
Net income for 1999 ................            --            --               --         15,143,628       15,143,628
                                          ----------      --------      -----------      -----------      -----------
Balance as of December 31, 1999 ....      15,021,552       150,216       39,336,189       38,654,399       78,140,804
Net proceeds from issuance of shares
of common stock under Employee Stock
Purchase Plan ......................         183,760         1,837        1,376,181             --          1,378,018
Net proceeds from issuance of shares
of common stock under Employee
Incentive Stock Option Plan ........          17,400           174          283,227             --            283,401
Net income for 2000 ................            --            --               --          5,134,657        5,134,657
                                          ----------      --------      -----------      -----------      -----------
Balance as of December 31, 2000 ....      15,222,712      $152,227      $40,995,597      $43,789,056      $84,936,880
                                          ==========      ========      ===========      ===========      ===========



          See accompanying notes to consolidated financial statements.

                METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                                                      Year Ended December 31,
                                                                      ------------------------------------------------
                                                                        1998                1999              2000
                                                                      ----------        ------------     -------------
Cash Flows from Operating Activities:
 Net income.....................................................     $14,617,044        $15,143,628      $  5,134,657
 Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation and amortization - cost of revenue...............          45,875             44,315            45,061
  Depreciation and amortization - operating expenses............       1,850,529          5,583,608         8,081,709
  Net loss on sale of property and equipment....................          41,089             39,811           337,686
  Deferred income taxes.........................................        (192,403)           386,890           (56,461)
  Changes in operating assets and liabilities
  increasing (decreasing) cash and cash equivalents, net of the effects of acquisitions:
    Accounts payable from restricted cash.......................       1,264,524         (1,264,524)               --
    Accounts receivable.........................................      (9,664,564)        (7,891,996)        4,797,465
    Prepaid expenses............................................         (53,555)        (3,857,741)        2,064,315
    Other current assets........................................              --                 --        (1,044,095)
    Other assets................................................         179,933            (49,404)           32,752
    Accounts payable............................................       2,922,251         (5,424,864)         (173,195)
    Accrued compensation and benefits...........................       2,027,850          1,079,938          (597,176)
                                                                      ----------          ---------        ----------
       Net cash provided by operating activities                      13,038,573          3,789,661        18,622,718
                                                                      ----------          ---------        ----------
 Cash Flows from Investing Activities:
    Acquisition of property and equipment.......................      (3,494,790)        (3,544,543)       (2,359,550)
    Acquisition of computer software............................      (2,141,332)        (1,102,430)         (791,463)
    Acquisition of businesses...................................     (12,443,771)       (97,251,067)      (22,149,994)
    Proceeds from sale of property and equipment................           8,130              6,183            32,081
                                                                     -----------        -----------      ------------
      Net cash used in investing activities.....................     (18,071,763)      (101,891,857)      (25,268,926)
                                                                     -----------        -----------      ------------
Cash Flows from Financing Activities:
  Net borrowings under line of credit...........................              --         82,467,071           975,950
  Proceeds from shares issued under Employee Stock
   Purchase Plan................................................       1,323,056          1,603,143         1,378,018

  Proceeds from shares issued under Employee Incentive
   Stock Option Plan............................................         177,120            148,940           283,401
                                                                     -----------        -----------      ------------
      Net cash provided by financing activities                        1,500,176         84,219,154         2,637,369
                                                                     -----------        -----------      ------------
Net decrease in cash and cash equivalents.......................      (3,533,014)       (13,883,042)       (4,008,839)
Cash and cash equivalents at beginning of year..................      22,028,594         18,495,580         4,612,538
                                                                     -----------        -----------      ------------
Cash and cash equivalents at end of year........................     $18,495,580        $ 4,612,538      $    603,699
                                                                     ===========        ===========      ============



                                                                         Year Ended December 31,
                                                           ---------------------------------------------
                                                               1998             1999            2000
                                                           ----------      ------------    -------------
Supplemental disclosure of cash flow information:

     Cash paid for interest........................        $     56.991    $   3,261,046    $  6,563,030
                                                           ============    =============    ============

     Cash paid for income taxes....................        $  9,004,978    $  11,047,931    $  3,092,863
                                                           ============    =============    ============



During 1998, 1999 and 2000, non-cash financing activities associated with acquisitions totaled $1,001,344, $8,750,000 and $0, respectively.

          See accompanying notes to consolidated financial statements.

                METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

     Nature of Business

         Metro Information Services, Inc. together with its wholly-owned consolidated subsidiaries Metro Information Services of Northern California, Inc., Metro Information Services of Los Angeles, Inc., Metro Information Services of Orange County, Inc., Metro Information Services of Pennsylvania, Inc. and Metro Information Services - ATS, Inc. ("Metro" or the "Company") is an information technology ("IT") consulting services company providing IT consultants on a contract basis to organizations with complex IT operations. On December 31, 2000, the Company had 36 offices in the United States and Puerto Rico.


     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

     Revenue Recognition and Concentration of Credit Risk

         The Company derives substantially all of its revenue from consulting services and substantially all services provided by the Company are billed on a time and materials basis. Revenue is recognized as services are performed. Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of the Company's client base.

         There are several types of revenue that are currently immaterial to the Company's gross revenue but may account for a greater portion in the future. These primarily include sales of managed services and fixed fee contracts. Currently, the combined revenue from these types of sales accounts for less than 1% of the yearly gross revenue. Accounting for managed services and fixed fee revenue is different from the services billed on a time and materials basis. Managed services revenue represents fees for administrative services and is reported on a net basis. Fixed fee revenue is recognized using the percentage of completion method. All of these types of revenue are currently included with revenue from consulting services on the income statement due to immateriality.

     Cash and Cash Equivalents

         Cash and cash equivalents include all highly liquid debt instruments with original maturities of three months or less. Cash equivalents at December 31, 2000 and 1999 consisted of overnight money market investments.

   Financial Instruments

     The carrying amounts of the Company's financial instruments, primarily accounts receivable, accounts payable and accrued compensation and benefits, approximate fair value due to the short maturity of these instruments. The carrying amounts of the Company's line of credit facilities approximate fair value due to their variable interest rates.

   Property and Equipment

     Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over their estimated useful lives. Depreciation on leasehold improvements is calculated on the straight-line method over the lesser of the length of the lease term or their estimated useful lives.

   Goodwill and Other Intangible Assets

     Goodwill and other intangible assets represent the excess of cost over fair value of net tangible assets acquired through acquisitions and are amortized on a straight-line basis over their estimated useful lives, generally 30 years for goodwill and 3-20 years for other intangible assets. Management periodically assesses whether there has been a permanent impairment in the value of goodwill, customer base and other intangible assets. Impairment is determined by comparing anticipated undiscounted future cash flows to the carrying value of the related goodwill, customer base and other intangibles. If such assets are considered impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

   Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and, if applicable, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of revenue and expense, assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

(2)  Accounts Receivable

     At December 31, 1999 and 2000, the components of accounts receivables consist of the following:

                                                              December 31,
                                                    ----------------------------
                                                        1999             2000
                                                    -----------      -----------
      Billed revenue .........................      $59,100,220      $57,264,101
     Unbilled revenue ........................        1,154,010          128,239
                                                    -----------      -----------

                                                     60,254,230       57,392,340
      Less allowance for doubtful accounts              533,730        2,469,305
                                                    -----------      -----------

                                                    $59,720,500      $54,923,035
                                                    ===========      ===========

(3) Sales Tax Assessment

     The Tennessee Department of Revenue completed a tax audit during 2000. The audit resulted in the Company's receipt of a Notice of Assessment on September 29, 2000 that proposed the imposition of additional Tennessee sales and use taxes and related interest and penalty attributable to the performance by Company employees of services in the State of Tennessee, which the Department determined to be taxable as "computer software." In the Notice, the Department assessed sales and use tax of $2,357,147, which the Company paid in October 2000. Under Tennessee law, the ultimate consumer is responsible for paying the assessed sales and use tax. Accordingly, the Company has billed the assessed amount to its customers. A portion of this amount may not be collectible. As a result, the Company has recorded a reserve of $586,286 for uncollectible accounts. The net current receivable on the balance sheet is $1,044,095 and appears in other current assets at December 31, 2000. The interest and penalty paid on the liability through December 31, 2000 totaled $894,594 and $197,979, respectively. Collectively, the reserve, interest, and recorded penalty reduced the income before income taxes for the year ended December 31, 2000 by $1,678,859.

(4) Acquisitions

     On December 2, 1998, the Company completed the acquisition of The Avery Group ("Avery"), an information technology services company with one office in the Palo Alto/Silicon Valley area of California. The purchase price was approximately $11,849,000, of which $11 million was paid at closing, $754,000 was paid in February 1999 based on a net worth adjustment calculation performed in February 1999 and direct costs of the acquisition were approximately $95,000.

     On January 1, 1999, the Company acquired D.P. Specialists, Inc. and D.P. Specialists Learning Center, LLC ("DPS" collectively), information technology consulting services and personnel staffing businesses located in El Segundo, California and Woodbridge, New Jersey for a purchase price of approximately $17,907,000, including direct costs of the acquisition of approximately $90,000. During 2000, $7,837,164 was paid based on the acquired business attaining certain operating income targets for the twelve months ended December 31, 1999.

     On February 1, 1999, the Company acquired The Professionals - Computer Management & Consulting, Inc. ("PCM") and Krystal Solutions, Inc. ("KSC"), both of which are information technology consulting services and personnel staffing businesses located in Irvine, California and San Bruno, California for a purchase price of approximately $20,611,000, of which $17,976,000 was paid at closing, $352,000 was paid in April 1999 based on a net worth adjustment calculation performed in April 1999 and approximately $183,000 represents direct costs related to the acquisition. During 2000, $2,100,000 was paid based on the acquired business attaining certain operating income targets for the twelve months ended January 31, 2000.

     On March 1, 1999, the Company acquired Solution Technologies, Inc. ("STI"), an information technology consulting services and personnel staffing business located in Camp Hill (Harrisburg), Altoona and Pittsburgh, Pennsylvania, Charlotte, North Carolina, Hagerstown,

Maryland and Kansas City, Missouri, for a purchase price of approximately $28,398,000, of which $24,046,000 was paid at closing, $3,654,000 was paid in
March 1999 based on a consultant count adjustment on March 8, 1999, $591,000 was paid in April 1999 based on a net worth adjustment calculation performed in April 1999 and approximately $107,000 represents direct costs of the acquisition.

     On August 13, 1999, the Company acquired all of the membership and equity interests of Acuity Technology Services, LLC and Acuity Technology Services of Dallas, LLC ("ATS" collectively), both of which are information technology consulting services and personnel staffing businesses located in Washington D.C., Baltimore, Maryland and Dallas, Texas for a purchase price of approximately $52,410,000 of which $39,425,000 was paid at closing, $666,000 was paid in November 1999 and approximately $158,000 represents direct costs related to the acquisition. During 2000, $12,160,830 was paid based on the acquired business attaining certain operating income targets for the twelve months ended August 31, 2000.

     Each of these acquisitions is accounted for as a purchase. The acquisitions were financed partially with proceeds remaining from the Company's initial public offering of common stock on January 29, 1997. The remainder of the purchase price was financed with the Company's cash on hand and borrowings from the Company's line of credit.

     At December 31, 1999 and 2000, the components of goodwill and other intangibles consist of the following:

                                                   Useful                    December 31,
                                                                  ---------------------------------
                                                    Life                   1999                2000
                                                -------------     -------------       -------------
      Goodwill ............................          30 years     $  98,823,240       $ 106,101,935

      Customer base .......................     10 - 20 years         9,874,500          17,122,300

      Other intangibles ...................       3 - 5 years         1,956,700             830,200
                                                                  -------------       -------------

                                                                    110,654,440         124,054,435

       Less accumulated amortization                                  3,259,290           8,081,490
                                                                  -------------       -------------

                                                                  $ 107,395,150       $ 115,972,945
                                                                  =============       =============

         Unaudited Pro forma consolidated results of operations for the year ended December 31, 1999 would have been as follows had the acquisitions of PCM, KSC, STI and ATS occurred as of the beginning of the period:

                                                      Year Ended
                                                      December 31,
                                                     --------------
                                                          1999

                                                     --------------

   (In thousands, except per share data)

Revenue ..........................................   $    345,993
Net income .......................................   $     14,853
Net income per share - basic .....................   $       1.00
Net income per share - diluted ...................   $       0.99
   Weighted average number of shares
   of common stock and potential
   dilutive securities outstanding:
         Basic ...................................         14,901
         Diluted .................................         15,005

There is no difference between the pro forma and actual consolidated results of operations for the twelve months ended December 31, 2000 since the acquisitions occurred before January 1, 2000.

(5)  Property and Equipment

      Property and equipment consist of the following:


                                                           Useful                December 31,
                                                                       --------------------------------
                                                            Life           1999                 2000
                                                        -----------    ----------------   -------------
      Land .........................................           n.a.    $   129,221        $   129,221
      Buildings ....................................     31.5 years        938,957            938,957
      Computer equipment and software ..............      3-7 years     13,256,857         13,828,027
      Furniture and equipment ......................      5-7 years      4,016,179          4,084,078
      Leasehold improvements .......................        Various        771,723            844,112
      Automobiles ..................................        3 years         16,065             16,065
                                                                       -----------        -----------
                                                                        19,129,002         19,840,460
      Less accumulated depreciation and amortization                     6,716,370          7,951,153
                                                                       -----------        -----------
                                                                       $12,412,632        $11,889,307
                                                                       ===========        ===========

(6) Line of Credit Facilities

      The Company increased the maximum amount it may borrow on its credit facilities from $39,900,000 to $90,000,000 on January 15, 1999 and to $125,000,000 on August 25, 1999. Amounts advanced under the facilities can be used for acquisitions and general working capital purposes. The credit facilities are provided in equal amounts of $35,000,000 by three banks and

$20,000,000 by a fourth bank. As of December 31, 2000, the Company had borrowed $83,443,021 against these facilities. The facilities mature in June 2005 and may be extended each year for an additional year. Until June 2005, interest, but no principal, is payable monthly. Two of the facilities allow the Company to select among prime rate and London Interbank Offered Rate (LIBOR) based interest rates while the other two have only LIBOR based interest rates. All of the facilities have interest rates that increase as the balance outstanding under the facilities increases. The rates on such borrowings ranged from 7.66% to 7.79% on December 31, 2000. The facilities also contain fees, ranging from 0.125% to 0.380% annually, which are charged on the unused portion of the facilities. The facilities are collateralized by accounts receivable of the Company.

       The credit facilities contain several covenants, including one requiring the maintenance of a certain tangible net worth ratio, which limit the amount of dividends that can be paid. The covenants also impose limits on incurring other debt and require a certain debt service coverage ratio to be maintained. Quarterly testing dates are required for these covenants. The covenants may prevent the Company from borrowing the full $125,000,000 of the facilities or trigger a default under the credit facilities. As of December 31, 2000, approximately $20.7 million was available for additional borrowing without default.

       On March 20, 2000, the Company negotiated more favorable terms on the credit facilities, which are expected to allow the Company to fully use the maximum borrowing amount. The change increased the Maximum Funded Debt to EBITDA ratio from 3.0 to 1.0 to 4.0 to 1.0 through September 30, 2001 and increased the Funded Debt to Capitalization ratio to 65% through December 31, 2000 and 60% through December 31, 2001. At December 31, 2000, the Maximum Funded Debt to EBITDA ratio stood at 3.2 to 1.0.

(7) Income Taxes

         The provision for income taxes for 1998, 1999 and 2000 includes federal and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The provision for income taxes consists of the following:


                                                Year Ended December 31,
                                    --------------------------------------------
                                        1998              1999           2000
                                    -----------     -------------   ------------
Current:
    Federal ......................  $ 8,113,236     $   8,177,304   $ 3,026,247
    State ........................    1,613,016         1,658,391       608,475
    Foreign ......................           --               --        724,028
Deferred:
    Federal ......................     (160,233)          321,657       (47,518)
    State ........................      (32,170)           65,233        (8,943)
                                    -----------      ------------     ----------
      Total income tax expense....  $ 9,533,849     $  10,222,585   $ 4,302,289
                                    ===========      ============     ==========

    The 1998, 1999 and 2000 actual tax expense differs from the amount which would be provided by applying the statutory federal rate to income before income taxes primarily as a result of state income taxes. A reconciliation of the statutory federal income tax rate and the effective rate is as follows:

                                                    Year Ended December 31,
                                            ------------------------------------
                                              1998         1999         2000
                                            ---------- ----------- -------------
Statutory tax rate                              35.0%        35.0%         35.0%
Effect of:
    State and local income taxes, net of
      Federal tax benefit ...............        4.5          5.3           4.8
    Nondeductible business expenses......         --           --           4.1
    Foreign statutory rate differential..         --           --           1.7

                                               ------        -----        ------
    Effective tax rate ..................       39.5%        40.3%         45.6%
                                               ======        =====        ======

      The components of the deferred tax asset and liability at December 31, 1999 and 2000 are as follows:


                                                               1999               2000
                                                               ----               ----
Current deferred tax asset:
    Self-insurance reserves......................           $   334,369        $    293,130
    Accrued expenses.............................               743,531             779,778
    Allowance for doubtful accounts..............               209,799           1,120,572
                                                            -----------        ------------
                                                            $ 1,287,699        $  2,193,480
                                                            ===========        ============
Long-term deferred tax liability:
    Depreciation and amortization................           $(1,424,267)       $ (2,404,451)
    Other deferred tax liabilities...............              (130,864)                 --
                                                            -----------        ------------
                                                            $(1,555,131)       $ (2,404,451)
                                                            ===========        ============


         In assessing whether deferred tax assets may be realized, management considers whether it is more likely than not that some or all of the deferred taxes will not be realized. Based on the availability of carrybacks of future deductible amounts to 1998, 1999 and 2000 taxable income and management's projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes the existing net deductible temporary differences will reverse during periods in which carrybacks are available and/or in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any income or any specific level of continuing income in future years.

(8)      Earnings Per Share

      The following tables reconcile the numerators and denominators of the basic and diluted earnings per share computations of net income:


                                                                    Shares
                                               Net Income        Outstanding      Net income
                                               (Numerator)      (Denominator)      Per Share
                                                ---------        -----------      ----------
For the Year Ended December 31, 1998
------------------------------------
Basic Net Income Per Share ..............     $14,617,044          14,845,465     $   0.98
Effect of Dilutive Securities - Incentive                                         ========
  Stock Options deemed outstanding ......              --             155,711
                                              -----------          ----------

Diluted Net Income Per Share ............     $14,617,044          15,001,176     $   0.97
                                              ===========          ==========     ========

                                                                     Shares
                                               Net Income         Outstanding     Net income
                                               (Numerator)       (Denominator)     Per Share
                                                ---------         -----------     ----------
For the Year Ended December 31, 1999
------------------------------------

Basic Net Income Per Share ..............     $15,143,628          14,928,870     $   1.01
Effect of Dilutive Securities - Incentive                                         ========
  Stock Options deemed outstanding                     --              57,064
                                              -----------          ----------
Diluted Net Income Per Share ............     $15,143,628          14,985,934     $   1.01
                                              ===========          ==========     ========

                                                        Net Income         Shares Outstanding   Net Income
For the Year Ended December 31, 2000                    (Numerator)          (Denominator)      Per Share
------------------------------------                    -----------          -------------      ---------
Basic Net Income Per Share .......................       $5,134,657            15,101,423        $  0.34
                                                                                                 =======
Effect of Dilutive Securities - Incentive
  Stock Options deemed outstanding                               --                43,106
                                                         ----------           -----------
Diluted Net Income Per Share .....................       $5,134,657            15,144,529        $  0.34
                                                         ==========           ===========        =======

See Note 9 for a description of the Incentive Stock Option Plan.

(9) Stock Option Plans

     SFAS No. 123 Disclosure

     As permitted by SFAS No. 123, Accounting for Stock Based Compensation, the Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, to account for its three stock-based compensation plans. In accordance with APB Opinion No. 25, the Company recorded no compensation expense related to these plans in 1998, 1999 and 2000. There is no compensation expense related to the Metro Information Services, Inc. Employee Stock Purchase Plan (the "ESPP") because it qualifies as a non-compensatory plan under APB Opinion No. 25. There was no compensation expense recorded for either of the stock option plans discussed below because the exercise price of each option equaled the fair value of the underlying common stock as of the grant date. If compensation expense for the Company's three stock-based compensation plans had been determined based on the fair value of the underlying option at the grant dates as calculated in accordance with SFAS No. 123, the Company's net income and net income per share for the years ended December 31, 1998, 1999 and 2000 would have been reduced to the Pro forma amounts indicated below.

                                                               Year Ended December 31,
                                         1998                           1999                          2000
                                         ----                           ----                          ----
                              ---------------------------------------------------------------------------------------
                                            SFAS No. 123                   SFAS No. 123                  SFAS No. 123
                                            ------------                   ------------                  ------------
                               As Reported    Pro forma       As Reported     Pro forma    As Reported      Pro forma
                               -----------   -----------      -----------   -----------    -----------    -----------
Net income ...............     $14,617,044   $13,903,986      $15,143,628   $13,719,741    $ 5,134,657    $ 3,913,460
                               ===========   ===========      ===========   ===========    ===========    ===========
Net income per share:
     Basic ...............     $      0.98   $      0.94      $      1.01   $      0.92    $      0.34    $      0.26
                               ===========   ===========      ===========   ===========    ===========    ===========
     Diluted .............     $      0.97   $      0.93      $      1.01   $      0.92    $      0.34    $      0.26
                               ===========   ===========      ===========   ===========    ===========    ===========

The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the Pro forma net income and net income per share amounts presented above because compensation cost is recognized over the options' vesting periods.

Outside Directors Stock Plan

     On December 24, 1996, the Company adopted a non-qualified stock option plan (the "Outside Directors Stock Plan") for the outside directors of the Company. Each outside director is granted an option for 3,000 shares of Common Stock on such director's initial election. At each Annual Meeting thereafter, such director is granted an additional option for 1,000 shares of Common Stock. The options granted to outside directors are immediately exercisable in full at a price equal to the fair market value of Common Stock on the date of grant. The options expire 10 years after the date of grant or one year after the outside director is no longer a director of the Company, whichever is earlier. The Company has reserved 50,000 shares for issuance under this plan. During 1998, 1999 and 2000, the Outside Directors Stock Plan issued 2,000, 2,000 and 2,000 options, respectively, to outside directors and no options were exercised. At December 31, 2000, 14,000 options had been issued by the Plan.

     Incentive Stock Option Plan

     On December 24, 1996, the Company adopted the 1997 Employee Incentive Stock Option Plan which provides for the grant of incentive stock options to purchase up to an aggregate of 1,500,000 shares of Common Stock. On various dates during 1998, 1999, and 2000 certain employees of the Company were granted options to purchase 246,000, 762,000 and 456,000 options respectively, at the fair market value on the date of grant. All of the options issued in 1998, 1999 and 2000 vest ratably over either five or three years and expire not later than nine years and 11 months after the date of grant.

     The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                  1998        1999        2000
                                                  ----        ----        ----
     Expected life .......................       5 years     5 years     5 years
     Risk free interest rate .............        5.0%        5.5%        5.8%
     Expected volatility .................         56%         62%         71%
     Annual dividend yield ...............          0%          0%          0%

A summary of the status of the Company's 1997 Employee Incentive Stock Option Plan and Outside Directors Stock Plan as of December 31, 1998, 1999 and 2000, and changes during the years then ended, is presented below:

                                                 1998                         1999                          2000
                                    ---------------------------  -----------------------------  ---------------------------
                                                     Weighted                      Weighted                      Weighted
                                                      Average                       Average                       Average
                                      Number of      Exercise       Number of      Exercise       Number of      Exercise
                                        Shares         Price         Shares          Price          Shares         Price
                                    ------------  -------------  --- ----------   -------------  -------------  ------------
Options at beginning of year ......     314,200         $15.97        523,970          $21.21      1,169,458        $18.80
Granted ...........................     248,000         $27.47        764,000          $17.31        458,000        $ 6.29
Exercised .........................     (11,070)        $16.00         (9,290)         $16.03        (17,400)       $16.29
Forfeited .........................     (27,160)        $19.89       (109,222)         $20.15       (209,132)       $18.55
                                       --------                    ----------                     ----------
Options at end of year ............     523,970         $21.21      1,169,458          $18.80      1,400,926        $14.78
                                       ========                    ==========                     ==========

Options exercisable at year-end ...     138,310         $18.07        309,694          $19.13        482,426        $18.76
                                       ========                    ==========                     ==========

Weighted average estimated fair
     value of options granted
     during the year ..............    $  14.65                    $    10.02                     $     3.98
                                       ========                    ==========                     ==========

     Following is a summary of the range of exercise prices and the weighted average contractual life of outstanding stock options at December 31, 2000:

                                                      Options Outstanding                      Options Exercisable
                                    ---------------------------------------------------     -------------------------
                                                 Weighted Average          Weighted                      Weighted
                                                    Remaining          Average Exercise                   Average
                                       Shares    Contractual Life           Price             Shares   Exercise Price
                                    ---------    ----------------           -----           --------   --------------
Range of Exercise Prices
------------------------
$6.188 to $6.25                       447,000        9.7 years             $ 6.24                 0       $ 0.00
$7.25 to $8.563                         3,000        9.5 years             $ 8.08             2,000       $ 8.56
$13.50 to $14.625                     188,734        8.7 years             $14.59            63,606       $14.52
$15.625 to $16.50                     512,906        7.1 years             $16.28           295,100       $16.21
$18.50 to $19.25                        6,000        7.7 years             $18.75             3,600       $18.92
$21.688                                 1,000        9.1 years             $21.69                 0       $ 0.00
$22.125 to $23.75                      36,100        8.0 years             $22.62            14,800       $22.62
$25.813                                 7,446        7.2 years             $25.81             3,335       $25.81
$27.25 to $28.00                      178,640        7.2 years             $27.65            90,685       $27.66
$35.00 to $35.75                       20,100        7.9 years             $35.07             9,300       $35.16
                                    ---------                                               -------
$6.188 to $35.75                    1,400,926        8.2 years             $14.78           482,426       $18.76
                                    =========                                               =======

Employee Stock Purchase Plan

         The Company adopted the ESPP on December 24, 1996. Under the ESPP, an aggregate of 500,000 shares of Common Stock may be purchased from the Company by the employees through payroll withholding pursuant to a series of offerings. All full-time employees who have met certain service requirements (as defined in the ESPP), except for employees who own Common Stock of the Company or options on such stock which represent more than 5% of Common Stock of the Company, are eligible to participate. The purchase price of Common Stock is 85% of the lesser of the fair market value of Common Stock on the first trading day of the calendar quarter and the last trading day of the quarter. During 1998, 1999 and 2000, the Company sold 53,106, 128,102 and 183,760 shares, respectively, of Common Stock to the ESPP for a total of $1,323,056, $1,603,143 and $1,378,018, respectively. At December 31, 2000, 384,952 shares had been purchased by the Plan from the Company.

     The fair value of the employees' purchase rights of ESPP shares was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                              1998        1999        2000
                                              ----        ----        ----
     Expected life ....................     3 months    3 months    3 months
     Risk free interest rate ..........       4.9%        4.7%        5.9%
     Expected volatility ..............        31%         32%         44%
     Annual dividend yield ............         0%          0%          0%

     The weighted average fair value of those purchase rights granted in 2000 was $2.89.

(10) Profit Sharing Plan

     The Company sponsors a 401(k) employee benefit plan covering all eligible employees of Metro Information Services, Inc., with a minimum of three months of service. In addition, certain of the Company's subsidiaries sponsor their own 401(k) employee benefit plans covering all of their eligible employees who met the minimum service requirements of their plans. Eligible employees are permitted to make voluntary deductible contributions to their plan. Some of the plans require Metro Information Services, Inc., or the applicable subsidiary, to make matching contributions on the eligible employee's contribution. The Company made matching contributions of $1,775,329, $2,594,052 and $2,642,276 to the plans for the years ended December 31, 1998, 1999 and 2000, respectively.

(11) Commitments and Contingencies

         The Company is obligated under various non-cancelable operating leases for office space. Rent expense for the years ended December 31, 1998, 1999 and 2000 was $1,930,184, $3,494,091 and $4,203,335, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statements of income. Renewal options are available at most locations. Future minimum lease payments, as of December 31, 2000 are as follows:

             2001 ..................................  $ 4,080,499
             2002 ..................................    3,959,409
             2003 ..................................    3,521,844
             2004 ..................................    2,179,825
             2005 ..................................    1,008,051
             Thereafter ............................    2,566,423
                                                      -----------
                                                      $17,316,051
                                                      ===========

     The Company self-insures against employees' health insurance claims up to a stop loss limit of $125,000 per employee per year and a variable, aggregate stop loss limit. Amounts charged to income related to insurance claims were $5,535,831, $6,204,018 and $6,913,922 for the years ended December 31, 1998,
1999 and 2000, respectively. Included in accrued compensation and benefits on the accompanying consolidated balance sheets is a reserve for claims incurred but not yet reported of $960,924 and $751,296 at December 31, 1999 and 2000, respectively.

(12) Shareholders' Equity

     Preferred Stock

     The Company's Board of Directors has the authority to issue shares of Preferred Stock and determine the stock terms without obtaining shareholders' approval. There are currently no issued or outstanding shares of Preferred Stock.

     Common Stock

     The Common Stock shareholders have the sole right to vote.

(13) Restructuring Charge

         On May 25, 2000, the Company's Executive Management approved a plan to close eight of its smaller offices and combine operations in two other markets. By June 2, 2000, offices located in Memphis, Milwaukee, Minneapolis, Orlando, Pittsburgh, Portland, Sacramento, and Salt Lake City had been closed.

     During June 2000, the Company recorded a restructuring charge of $746,600. The charge represents management's estimate of the ultimate obligations associated with executing the plan at the time the estimates were made. During the third quarter, the restructuring charge for costs to exit certain facilities was revised as the Company negotiated an early end to some leases and subleased other facilities. The Company expects to complete all steps in the restructuring plan by May 31, 2001.

     The following table shows the initial accruals made by the Company and the remaining liability as of December 31, 2000:

                                                           Costs incurred
                                        Initial         through December        Revision to        Balance as of
                                        Balance             31, 2000             estimates       December 31, 2000
                                       ----------      -------------------     -------------    -------------------
Cost to exit certain facilities         $608,233            $277,338            $(319,842)                $11,053
Severance and termination related
accruals                                 114,767              93,267              (21,500)                      -
Relocation costs                          23,600              21,346               (2,254)                      -
                                       ----------      -------------------     -------------    -------------------
Total restructuring costs               $746,600            $391,951            $(343,596)                $11,053
                                       ==========      ===================     =============    ===================


(14) Quarterly Financial Information (Unaudited)

     The following table sets forth certain quarterly operating information for each of the 12 quarters ending with the quarter ended December 31, 2000. This information was derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, were prepared on the same basis as the consolidated financial statements contained elsewhere in this report and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for the fair presentation of the information for the periods presented. The financial data shown below should be read in conjunction with the consolidated financial statements and notes thereto included in this report. Results for any fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                              First              Second              Third                  Fourth
Statements of Income Data                                    Quarter             Quarter             Quarter                Quarter
-------------------------                                    -------             -------             -------                -------
                                                                         (Dollars in thousands except per share data)

1998:
    Revenue ........................................         $   47,110          $   52,391          $   56,593          $   57,799
    Gross profit ...................................             14,346              16,375              17,296              17,553
    Operating income ...............................              4,663               5,715               6,538               6,454
    Net income .....................................              2,899               3,559               4,051               4,109
    Net income per share - basic ...................         $     0.20          $     0.24          $     0.27          $     0.28
    Net income per share - diluted .................         $     0.19          $     0.24          $     0.27          $     0.27
    Gross profit percentage ........................               30.5%               31.3%               30.6%               30.4%
    Operating income percentage ....................                9.9%               10.9%               11.6%               11.2%

1999:
    Revenue ........................................         $   72,473          $   78,309          $   81,253          $   82,611
    Gross profit ...................................             20,970              23,023              24,020              23,951
    Operating income ...............................              6,909               8,393               7,066               5,874
    Net income .....................................              4,041               4,603               3,708               2,792
    Net income per share - basic ...................         $     0.27          $     0.31          $     0.25          $     0.19
    Net income per share - diluted .................         $     0.27          $     0.31          $     0.25          $     0.19
    Gross profit percentage ........................               28.9%               29.4%               29.6%               29.0%
    Operating income percentage ....................                9.5%               10.7%                8.7%                7.1%

2000:
    Revenue ........................................         $   80,197          $   77,812          $   77,880          $   77,702
    Gross profit ...................................             22,411              22,864              23,614              23,135
    Operating income ...............................              3,302               3,370               4,685               4,799
    Net income .....................................              1,163               1,148               1,178               1,646
    Net income per share - basic ...................         $     0.08          $     0.08          $     0.08          $     0.11
    Net income per share - diluted .................         $     0.08          $     0.08          $     0.08          $     0.11
    Gross profit percentage ........................               27.9%               29.4%               30.3%               29.8%
    Operating income percentage ....................                4.1%                4.3%                6.0%                6.2%
